Exhibit 10.11

ANNEX NO. 2

TO THE LEASE AGREEMENT

Concluded on February 19, 2003 in Warsaw

Between:

1.	Omega Invest Sp. z o.o. with its registered seat in Warsaw at ul. Bokserska 66, entered into the register of entrepreneurs kept by the District Court for the capital city of Warsaw in Warsaw, XX Commercial Division of the National Court Register, under the number KRS 21203, represented by Mr. Philippe Pannier, President of the Management Board, duly authorized for this purpose hereinafter referred to as the “Lessor”

on the one hand,

and

2.	Carey Agri International Poland Sp. z o.o., with its registered seat in Warsaw at ul. Bokserska 66 A, entered into the register of entrepreneurs kept by the District Court for the capital city of Warsaw in Warsaw, XX Commercial Division of the National Court Register, under the number KRS 51098 , represented by Mr. William V.Carey, Member of the Management Board, duly authorized for this purpose, hereinafter referred to as the “Lessee”

on the other hand

The Lessor and the Lessee may be further individually referred to as “Party” and collectively as “Parties”.

WHEREAS:

A.	On March 7, 2000, the Parties entered into an agreement on lease of warehouse and office premises located at ul. Bokserska 66 A (previously Cybernetyki 17 B) in Warsaw (“Lease Agreement”).

B.	On May 30, 2001, the Parties entered into Annex number 1 to the Lease Agreement.

C.	The Parties have subsequently mutually agreed to amend the principles of their cooperation and to introduce new changes to the Lease Agreement.

TAKING THE ABOVE INTO ACCOUNT, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

1.	The Parties mutually agree that the period of lease described in Article 10 of the Lease Agreement will be automatically prolonged for a defined term of 7 (seven) years as from May 1, 2003 (“Extension Period”).

2.	The Lessor shall deliver to the Lessee additional 250 to 300 square meters of existing grade A office space at the end of the existing facility the latest on November 28, 2004 on the Lessor expense (“Additional A Office”).

3.	Throughout the entire Extension Period, the Lessee will pay to the Lessor the lease rent in the following amounts:

3.1.	For the Warehouse Space - the equivalent in PLN of the amount of USD 5,625 (five dollars and six hundred twenty five thousandths) plus VAT per one month of lease of one square meter of the Warehouse Space.

3.2.	For the A Office and Additional A Office - the equivalent in PLN of the amount of USD 17,75 (seventeen and seventy-five hundredths) plus VAT per one month of lease of one square meter of the A Office and Additional A Office.

3.3.	For the B Office - the equivalent in PLN of the amount of USD 14,50 (fourteen and fifty hundredths) plus VAT per one month of lease of one square meter of the B Office.

4.	The Lessor leases to the Lessee and the Lessee leases from the Lessor 94 (ninety-four) parking spaces located in the parking area adjacent to the Building (“Parking Spaces”) for the entire Extension Period. The amount of the lease rent due to the Lessor for the lease of the Parking Spaces is included in the amount of lease rents described in Clause 3 of this Annex.

5.	Amounts of lease rent mentioned above are not the subject of indexation.

6.1	The amounts of lease rent mentioned in Clause 3 of this Annex will be increased by VAT at the appropriate rate.

6.2	The Lessee shall pay the lease rent shall be payable monthly on the basis of the invoices issued by the Lessor to the Lessee in PLN equivalent of the USD lease rent amount. The amounts in PLN will be calculated in accordance with the average exchange rate of USD/PLN published by the National Bank of Poland in force on the date of the Lessor’s invoice. The Lessor will issue the invoices for lease rent as long as it is obliged to do so under the provision of Polish law. As soon as the Lessor is allowed to issue the invoices in USD, the amounts of lease rent will not be converted into PLN.

6.3	The Lessor shall issue and deliver to the Lessee the property issued invoices for the payment of the lease rent on the last working day of the month preceding the month, for which the lease rents are due. The Lessee shall pay the invoice within 10 (ten) calendar days from the receipt of the invoice.

7.	The Lessee shall commence to pay the lease rents set forth in Clause 3 of this Annex on May 1, 2003 and will continue to pay them until the date of termination of the Extension Period. Until April 30, 2003, the Lessee will continue to pay to the Lessor the Rent as set forth in the provisions of the Lease Agreement.

8.	The Parties mutually agree that the Lessee will have the right to replace the actual cash deposit within three months of signing of this Annex with a bank guarantee, the amount of which will be equal to three month’s all rents set forth in Clause 3 of this Annex increased by applicable VAT. Such bank guarantee must be irrevocable, transferable and payable on the first demand of the Lessor and it must be issued by a bank approved by the Lessor. The wording of the bank guarantee must be approved by the Lesssor in writing before it’s issuing by the bank. Once received by the Lessor, the Lessor is obliged to return the cash deposit to the Lessee within 7 days.

9.	The Parties mutually agree that the Lessee shall be allowed to sublease any part of the subject of lease or any part thereof without the Lessor’s consent only to the companies being the subsidiaries of the Lessee. Nonetheless, the Parties agree that Lessee is liable towards the Lessor for all obligations of Lessee under this Agreement the fact of subleasing notwithstanding.

10.	The Parties mutually agree that the Lessee shall be allowed to sublease any part of the subject of the lease or any part thereof to companies other than subsidiaries of the Lessee with the Lessor’s consent. The Lessor agrees not to unreasonably withhold or delay such consent.

11.	All terms written with a capital letter in this Annex and not defined herein have the same meaning as in the Lease Agreement.

12.	All provisions of the Lease Agreement not changed by the provisions of this Annex remain unchanged.

13.	This Annex has been drawn up in four counterparts, two identical counterparts in English language and two identical counterparts in Polish language. Each party received one English and one Polish counterpart of this Annex. In the event of any discrepancies between the English and Polish versions hereof, the English version of this Annex shall prevail.

William V.Carey	Philippe Pannier
Carey Agri International Poland Sp. z o.o.	Omega Invest Sp. z o.o.

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